EXHIBIT 1


                           MINUTES OF A MEETING OF THE
               BOARD OF DIRECTORS OF LEGALPLAY ENTERTAINMENT INC.
                      HELD ON THE 7th DAY OF JANUARY, 2005

The following resolutions were passed by the Board of Directors of LEGALPLAY ENTERTAINMENT INC. (the "Corporation") having been consented to and adopted in writing by all the Directors of the Corporation as at January 7, 2005.

WHEREAS the undersigned are Directors of LEGALPLAY ENTERTAINMENT INC., a Florida company, and they desire to take the action hereinafter set forth without a duly called meeting of the Directors.

NOW THEREFORE the undersigned hereby adopts the following resolution, which shall have the same force and effect as if adopted at a duly called meeting of the Directors:

RESOLVED THAT:

     1. The Board of Directors accepts the resignation of Mr. Keith Andrews as director, effective immediately.

EFFECTIVE this 7th day of January, 2005.



/s/ Gregory Cathcart                        /s/ Cecil Morris
----------------------------------          ------------------------------------
Gregory Cathcart, Director                  Cecil Morris, Director




Accepted for filing in the Corporation's
records this 7th day of January, 2005.      /s/ Gregory Cathcart
                                            ------------------------------------
                                            Gregory Cathcart, President


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